EXHIBIT 10(k)

12-16-2008

BEMIS SUPPLEMENTAL BIPSP

(As Established Effective January 1, 2006)

Section 1.                                          Purpose of Plan.   The Bemis Supplemental BIPSP (the “Plan”) has been established to provide supplemental benefits in addition to those provided through Sec. 5.7 of the Bemis Investment Incentive Plan.  By providing said benefits, the Plan provides deferred compensation for a select group of management or highly compensated employees and therefore is exempt from most requirements of ERISA.  The Plan is intended to comply with the requirements of Code §409A.

Section 2.                                          Definitions.  The following definitions shall apply for purposes of this Plan:

(a)                                “Account” means an Account established pursuant to Section 4.

(b)                               “Aggregate Continuous Service” is defined in the BIIP.

(c)                                “Beneficiary” means the person or persons the Participant designated as such under the BIIP.  If there is no designated Beneficiary under the BIIP, the Beneficiary will be determined as provided in BIIP Sec. 7.3.

(d)                               “BIIP” means the Bemis Investment Incentive Plan as amended from time to time.

(e)                                “BIPSP” means the Bemis Investment Profit Sharing Plan, which is part of the BIIP.

(f)                                  “Board” means the board of directors of the Company.

(g)                               “Certified Earnings” is defined in the BIIP.

(h)                               “Change in Control” means any event which qualifies as a change in the ownership or effective control or a change in the ownership of a substantial portion of the assets of the Company or another member of the Control Group pursuant to Code §409A and any applicable regulations interpreting said section.

(i)                                   “Code”  means the Internal Revenue Code of 1986, as from time to time amended.

(j)                                   “Committee”  means the Compensation Committee of the Board.

(k)                                “Company” means Bemis Company, Inc., a Missouri corporation.

(l)                                   “Control Group” means the Company and any trade or business under common control with the Company within the meaning of Code section 414(b) and (c).

(m)                             “Disability Retirement” is defined in the BIIP.

(n)                               “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.

(o)                               “Excess Certified Earnings” for a Plan Year makes the amount, if any, which was excluded from an individual’s Certified Earnings due to the annual limit under Code §401(a)(17), which is $245,000 for 2009 and is subject to a cost-of-living adjustment for Plan Years after 2009.

(p)                               “Group B Participant” is defined in the BIIP.

(q)                               “Hour of Service” is defined in the BIIP.

(r)                                  “Interest” means interest at an annual rate of 7%, compounded annually.  This rate will be reviewed by the Company every fifth Plan Year or more frequently to assure that it remains a “reasonable rate of interest” for purposes of Treas. Reg. 31.3121(v)(2)-1(d)(2).

(s)                                “Participant” means an individual who qualifies as such pursuant to Section 3.

(t)                                  “Participating Employer” means each corporation which is a member of the Control Group and which employs one or more Participants.

(u)                               “Plan Year” means the calendar year.

(v)                               “Qualified Employee” is defined in the BIIP.

(w)                             “Separation from Service” is defined in Code §409A(a)(2)(A)(i) and applicable guidance thereunder, which generally provides that:

(1)                                a Participant will be deemed to have a Separation from Service only if the Participant ceases to perform any services for the Company and other members of the Control Group, or the Participant continues to provide only “insignificant” services;

(2)                                service is “insignificant” if it is performed at a rate that is no more than 20% of the average level of services provided by the Participant for the preceding three full calendar years;

(3)                                a bona fide leave of absence will not be considered a Separation from Service for the first six months of such leave or until the Participant no longer has a right to reemployment by statute or contract, whichever is longer; and

(4)                                transfer to an employer in which the Company or another member of the Control Group has at least 50% ownership interest is not a Separation from Service.

Section 3.                                          Eligibility to Participate.  Each Group B Participant who has Excess Certified Earnings for a Plan Year after 2005 shall become a Participant in the Plan as of December 31 of said Plan Year.

Section 4.                                          Accounts.  The Company will maintain an Account for each Participant on the books of the Company.  Amounts credited to an Account will earn Interest from the date credited to the Account.

Section 5.                                          Annual Allocations.  As of each December 31 beginning with December 31, 2006, the Company shall credit the Account of each Participant who meets the eligibility requirements in (a) with an amount determined in (b).

(a)                                To share in the allocations for a Plan Year under this Plan, a Participant must meet all of the following requirements:

(1)                                He or she is a Group B Participant.

(2)                                He or she is a Qualified Employee on December 31 of the Plan Year.  No allocation will be made to a Participant’s Account for a Plan Year if he or she had a Separation from Service prior to the end of the Plan Year, or transferred to a position such that he or she was not a Qualified Employee at the end of the Plan Year.

(3)                                He or she completed at least 1000 Hours of Service during said Plan Year.

(4)                                He or she had Excess Certified Earnings for the Plan Year.

(b)                               A Participant who meets the eligibility requirements in (a) for a Plan Year will receive the following allocations for said Plan Year:

(1)                                2% of his or her Excess Certified Earnings for such Plan Year.

(2)                                An additional allocation in an amount up to 3% of his or her Excess Certified Earnings, as determined by the Company in its sole discretion.  (The percent allocated under this paragraph will be the same as the percent allocated under Sec. 5.7(b) of the BIIP.)

Section 6.                                          Payment of Benefits.  Upon a Participant’s Separation from Service, the Company will pay the Participant an amount equal to the vested portion of his or her Account, subject to the following:

(a)                                If the Participant’s Separation from Service occurs under any of the following circumstances, the vested percentage is 100% and the entire Account balance will be payable:

(1)                                The Separation from Service occurs after the Participant has completed at least three years of Aggregate Continuous Service.

(2)                                The Separation from Service occurs after the Participant has attained age

65, regardless of length of service.

(3)                                The Separation from Service is a Disability Retirement.

(4)                                The Separation from Service is due to the Participant’s death.

If the Participant’s Separation from Service occurs before he or she has completed three years of Aggregate Continuous Service and is not for a reason listed in (2), (3), or (4) above, the vested percentage is zero and no amount is payable under the Plan.

(b)                               If the Participant is living, the Vested Account balance, if any, will be paid to the Participant in a lump sum during the Plan Year following the Plan Year in which the Participant’s Separation from Service occurred.  Said payment may not be made earlier than the first day of the seventh month after the month in which the Separation from Service occurred.  For example, if Participant’s Separation from Service occurs on October 15, 2010, the payment will be made during 2011, but not earlier than May 1, 2011.

(c)                                If the Participant is no longer living (e.g. the Participant’s Separation from Service was due to his or her death, or the Participant died after Separation from Service but before payment of his or her vested account balance), the vested account balance will be paid to the Participant’s Beneficiary.  Such payment will be made on a date determined by the Company which shall not be later than December 31 of the Plan Year in which the Participant died.  For this purpose, if the Participant’s death occurs in October, November, or December, as permitted by Code §409A, payment will be considered timely if made not later than the fifteenth day of the third month after the month in which the Participant died.

Section 7.                                          Misconduct.   No benefits will be paid to a Participant under this Plan if the Participant’s Separation from Service occurs due to commission of any act of fraud, misappropriation, or embezzlement, or due to commission of a felony in connection with his or her termination (or such grounds for termination existed at the time of Participant’s Separation from Service for other reasons).

Section 8.                                          Miscellaneous Provisions.

(a)                                The Plan will be administered in behalf of the Company by the Committee.  The Committee has discretionary authority to construe the terms of the Plan, and the Committee’s determinations shall be final and binding on all persons.  The Committee may delegate all or any part of its administrative responsibilities to employees of the Company.

(b)                               No Participant shall have any right to assign, pledge, transfer or otherwise hypothecate this Plan or the payments hereunder, in whole or in part.  Benefits under this Plan will not be subject to execution, attachment, or similar process.

(c)                                This Plan constitutes the Company’s unconditional promise to pay the amounts which become payable pursuant to the terms hereof.  A Participant’s rights are solely those of an unsecured wage creditor.  This Agreement does not give any Participant a security interest in any specific assets of the Company.  The Company may establish a trust for the purpose of paying all or any part of the benefits payable under the Plan.  If such a trust is established, the trust’s assets will be subject to the claims of the Company’s creditors, and the trust’s assets will not be considered Plan assets for purposes of ERISA.

(d)                               The Committee may, in its sole discretion, arrange for payment by each Participating Employer of the amounts the Committee determines are attributable to service with that Participating Employer.  Absent such arrangements, a Participant’s entire benefit shall be paid by the Participating Employer by which the Participant was last employed.  The Committee may also arrange for one Participating Employer to serve as agent for the other Participating Employers for purposes of issuing benefit payment checks under the Plan.

(e)                                This Plan shall not be construed as a contract of employment and does not restrict the right of the Company or any other member of the Control Group to discharge the Participant or the right of the Participant to terminate employment.

(f)                                  The provisions of this Plan shall be construed according to the laws of Wisconsin.

(g)                               This Plan shall be binding upon and for the benefit of the successors and assigns of the Company, whether by way of merger, consolidation, operation of the law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company, and any such successor or assign shall absolutely and unconditionally assume all of the Company’s obligations hereunder.

(h)                               The Plan may be amended from time to time by the Company, subject to the following:

(1)                                The amendment must be approved by the Board or Committee, except as follows:

(A)                            The Chief Executive Officer of the Company also may amend the Plan, provided the amendment does not materially increase the cost of the Plan or the amount of benefits provided by the Plan.

(B)                              In addition, the Board or Committee may delegate to the Chief Executive Officer authority to approve amendments not falling with the scope of (A).

(2)                                No amendment will have the effect of reducing vested benefits accrued prior to the date of the amendment.

Section 9.                                          Change in Control.  If a Change in Control occurs, then the Board or Committee may, without the consent of any Participant affected thereby, terminate the Plan and all substantially similar plans.  Upon such termination, each Participant who has attained age 65 or completed at least three years of Aggregate Continuous Service as of the date the Plan is terminated will receive an immediate distribution equal to his or her Account balance.  Any such termination of the Plan must occur during the 1-month period preceding or the 12-month period following the Change in Control.  The lump sum payment must be completed within 12 months after the Plan is terminated.

APPROVED ON BEHALF OF THE COMPANY

By:
Henry J. Theisen, President and CEO

Date signed: